SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.   )
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Vector Group Ltd.

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VECTOR GROUP LTD.
100 S.E. Second Street
Miami, Florida 33131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2005
To the Stockholders of Vector Group Ltd.:
      The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the “Company”), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, May 23, 2005 at 1:00 p.m. local time, and at any postponement or adjournment thereof, for the following purposes:

1. To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

2. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.
      Every holder of record of Common Stock of the Company at the close of business on April 19, 2005 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 13, 2005 to May 23, 2005, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 are enclosed herewith.

By Order of the Board of Directors,

Bennett S. LeBow
Chairman of the Board of Directors
Miami, Florida
April 22, 2005
      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

PROXY STATEMENT
INTRODUCTION
VOTING RIGHTS AND SOLICITATION OF PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
NOMINATION AND ELECTION OF DIRECTORS
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
MISCELLANEOUS

VECTOR GROUP LTD.
100 S.E. Second Street
Miami, Florida 33131

PROXY STATEMENT

INTRODUCTION
      The enclosed proxy is solicited on behalf of the board of directors of Vector Group Ltd., a Delaware corporation (the “Company”). The proxy is solicited for use at the annual meeting of stockholders to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, May 23, 2005, at 1:00 p.m. local time, and at any postponement or adjournment. The Company’s principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.
VOTING RIGHTS AND SOLICITATION OF PROXIES
      Every holder of record of common stock of the Company at the close of business on April 19, 2005 is entitled to notice of the meeting and any adjournments or postponements and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 41,837,553 shares of Common Stock. This proxy statement, accompanying notice and proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 are first being mailed to stockholders on or about April 25, 2005.
      Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present for quorum purposes. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.
      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the board’s nominees. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the majority of votes present and entitled to vote on the matter at the meeting will be necessary for approval of any other matters to be considered at the annual meeting. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. With respect to other matters, abstentions and broker shares that are not voted are not treated as present and entitled to vote on the matter.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of the record date, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:

•	each person known to the Company to own beneficially more than five percent of the Common Stock;

•	each of the Company’s directors and nominees;

•	each of the Company’s named executive officers (as such term is defined in the Summary Compensation Table below); and

•	all directors and executive officers as a group.

      Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

Name and Address of	Number of	Percent of
Beneficial Owner	Shares	Class

Bennett S. LeBow(1)(4)(6)	16,644,176	34.9%
High River Limited Partnership(2)	9,252,620	21.7%
Hopper Investments LLC
Barberry Corp.
Carl C. Icahn 767 Fifth Avenue New York, NY 10153
Howard M. Lorber(3)(4)(6)	2,301,208	5.4%
Henry C. Beinstein(4)	10,500	(*	)
Gagnon Securities LLC 1370 Avenue of the Americas New York, NY 10019
Robert J. Eide(4)(5)	58,177	(*	)
Aegis Capital Corp.
810 Seventh Avenue New York, NY 10019
Jeffrey S. Podell(4)(5)	59,319	(*	)
173 Doral Court Roslyn, NY 11576
Jean E. Sharpe(4)(5)	45,920	(*	)
28 Old Church Lane South Salem, NY 10590
Richard J. Lampen(6)(7)	293,400	(*	)
Marc N. Bell(6)(8)	63,813	(*	)
Ronald J. Bernstein(4)(8)(9)	421,197	(*	)
Liggett Vector Brands Inc. One Park Drive Research Triangle Park, NC 27709
All directors and executive officers as a group (9 persons)	19,897,710	40.4%

(*)	The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

(1)	Includes 10,310,055 shares of Common Stock held by LeBow Gamma Limited Partnership, a Nevada limited partnership, 367,033 shares held by LeBow Alpha LLLP, a Delaware limited liability limited partnership, 94,678 shares held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not–for–profit corporation, 2,512,679 shares acquirable by LeBow Gamma Limited Partnership, as assignee of Mr. LeBow, upon exercise of currently exercisable options to purchase Common Stock, and 3,359,731 shares acquirable by LeBow Epsilon Investments Trust, as assignee of Mr. LeBow, upon exercise of currently exercisable options. Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of Common Stock held or acquirable by the partnerships and trust. The shares held by LeBow Alpha LLLP are pledged to US Clearing Corp. to secure a margin loan to Mr. LeBow. LeBow Holdings, Inc., a Nevada corporation, is the general partner of LeBow Alpha LLLP and is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. Mr. LeBow is a director, officer and sole shareholder of LeBow Holdings, Inc., a director and officer of LeBow Gamma, Inc. and the sole trustee of LeBow Epsilon Investments Trust. Mr. LeBow and family members serve as directors and executive officers of the foundation, and Mr. LeBow possesses shared voting power and shared dispositive power with the other directors of the foundation with respect to the foundation’s shares of Common Stock.

(2)	Based upon a Form 4, filed by the named entities on November 22, 2004. Barberry Corp. is the managing member of Hopper Investments LLC, which is the general partner of High River Limited Partnership, and is wholly owned by Mr. Icahn. Includes 832,293 shares of Common Stock issuable upon conversion of the Company’s convertible notes.

(3)	Includes 104,076 shares held directly by Mr. Lorber, 1,255,117 shares of Common Stock held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, and 942,015 shares acquirable by Mr. Lorber upon exercise of currently exercisable options to purchase Common Stock. Mr. Lorber exercises sole voting power and sole dispositive power over the shares of Common Stock held by the partnership and by himself. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership, a Nevada limited partnership, is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is a director, officer and controlling shareholder of Lorber Alpha II, Inc. Mr. Lorber disclaims beneficial ownership of 11,343 shares of Common Stock held by Lorber Charitable Fund. Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

(4)	The named individual is a director of the Company.

(5)	Includes 12,761 shares issuable upon exercise of currently exercisable options to purchase Common Stock.

(6)	The named individual is an executive officer of the Company.

(7)	Includes 127,627 shares issuable upon exercise of currently exercisable options to purchase Common Stock.

(8)	Represents shares issuable upon exercise of currently exercisable options to purchase Common Stock.

(9)	The named individual is an executive officer of the Company’s subsidiaries Liggett Vector Brands Inc. and Liggett Group Inc.
      In addition, by virtue of his controlling interest in the Company, Mr. LeBow may be deemed to own beneficially the securities of the Company’s subsidiaries, including VGR Holding Inc., Liggett Group, Vector Tobacco Inc. and New Valley Corporation. The disclosure of this information should not be construed as an admission that Mr. LeBow is the beneficial owner of any securities of the Company’s subsidiaries under Rule 13d-3 of the Securities Exchange Act of 1934 or for any other purpose, and beneficial ownership is expressly disclaimed. None of the Company’s other directors or executive officers beneficially owns any equity securities of any of the Company’s subsidiaries, except for Mr. Lorber and his affiliates who own 1,970,037 common shares of New Valley and hold options to acquire 65,333 New Valley common shares.
NOMINATION AND ELECTION OF DIRECTORS
      The by-laws of the Company provide, among other things, that the board, from time to time, shall determine the number of directors of the Company. The size of the board is presently set at seven. The present term of office of all directors will expire at the annual meeting. Seven directors are to be elected at the annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.
      It is intended that proxies received will be voted FOR election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present board. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.
      The board recommends that stockholders vote FOR election of the nominees named below.

Information with Respect to Nominees
      The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name and Address	Age	Principal Occupation

Bennett S. LeBow	67	Chairman of the Board and Chief
Vector Group Ltd.		Executive Officer
100 S.E. Second Street Miami, FL 33131
Howard M. Lorber	56	President and Chief Operating Officer
Vector Group Ltd. 100 S.E. Second Street Miami, FL 33131
Ronald J. Bernstein	52	President and Chief Executive
Liggett Vector Brands Inc.		Officer, Liggett Group Inc. and
One Park Drive		Liggett Vector Brands Inc.
Research Triangle Park, NC 27709
Henry C. Beinstein	62	Partner, Gagnon Securities LLC
Gagnon Securities LLC 1370 Avenue of the Americas New York, NY 10022
Robert J. Eide	52	Chairman and Chief Executive Officer,
Aegis Capital Corp.		Aegis Capital Corp.
810 Seventh Avenue
New York, NY 10019
Jeffrey S. Podell	64	Chairman of the Board and President,
173 Doral Court		Newsote, Inc.
Roslyn, NY 11576
Jean E. Sharpe	58	Private Investor
28 Old Church Lane
South Salem, NY 10590
      Each director is elected annually and serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.
Business Experience of Nominees
      Bennett S. LeBow has been Chairman of the Board and Chief Executive Officer of the Company since June 1990 and has been a director of the Company since October 1986. Since November 1990, he has been Chairman of the Board and Chief Executive Officer of VGR Holding Inc., a wholly-owned subsidiary of the Company, which directly or indirectly holds the Company’s equity interests in several private and public companies. Mr. LeBow has served as President and Chief Executive Officer of Vector Tobacco Inc., a subsidiary of the Company engaged in the development and marketing of low nicotine and nicotine-free cigarette products and the development of reduced risk cigarette products, since January 2001 and as a director since October 1999. Mr. LeBow has been Chairman of the Board of New Valley Corporation, a majority-owned subsidiary of the Company engaged in the real estate business and seeking to acquire additional operating companies and real estate properties, since January 1988 and Chief Executive Officer since November 1994.
      Howard M. Lorber has been President, Chief Operating Officer and a director of the Company and VGR Holding since January 2001. Since November 1994, Mr. Lorber has served as President and Chief Operating Officer of New Valley, where he also serves as a director. Mr. Lorber was Chairman of the Board of Directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan’s Famous, Inc., a chain of fast food restaurants; a consultant to the Company and its Liggett Group Inc. subsidiary from January 1994 to January 2001; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and the Chairman of the Board of Ladenburg Thalmann Financial Services since May 2001. He is also a trustee of Long Island University.
      Ronald J. Bernstein has been a director of the Company and VGR Holding since March 2004. Mr. Bernstein has served as President and Chief Executive Officer of Liggett since September 1, 2000 and of Liggett Vector Brands since March 2002. From July 1996 to December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., the Company’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer.
      Henry C. Beinstein has been a director of the Company and VGR Holding since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. Mr. Beinstein has been a director of Ladenburg Thalmann Financial Services since May 2001 and a director of New Valley since November 1994.
      Robert J. Eide has been a director of the Company and VGR Holding since November 1993. Mr. Eide has been the Chairman and Chief Executive Officer of Aegis Capital Corp., a registered broker-dealer, since 1984. Mr. Eide also serves as a director of Nathan’s Famous, Inc., a restaurant chain, and Ladenburg Thalmann Financial Services.
      Jeffrey S. Podell has been a director of the Company and VGR Holding since November 1993. Mr. Podell has been the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989.
      Jean E. Sharpe has been a director of the Company and VGR Holding since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993.
Board of Directors and Committees
      The board of directors, which held eight meetings in 2004, currently has seven members. The board has determined that all four of the Company’s non-employee directors have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Mr. Eide is an officer and stockholder of Aegis Capital Corp. which performs brokerage services for New Valley. See “Compensation Committee Interlocks and Insider Participation”. In making the determination that this relationship is not material and does not prevent Mr. Eide from being an “independent” director, the board took into account that the fees paid to Aegis are comparable to those paid to other brokerage firms for similar services and the amounts involved are insignificant to both New Valley and Aegis. Each director attended at least 75% of the aggregate number of meetings of the board and of each committee of which the director was a member held during such period. To ensure free and open discussion and communication among the non-employee directors of the board, the non-employee directors meet in executive sessions periodically, with no members of management present. The chair of the corporate governance and nominating committee presides at the executive sessions.

      The board of directors has four committees established in accordance with the Company’s bylaws: the executive committee, audit committee, compensation committee, and corporate governance and nominating committee. Each of the members of the audit committee, compensation committee, and corporate governance and nominating committee meets the New York Stock Exchange listing standards for independence.
      The executive committee, whose members are Messrs. LeBow, chairman, Lorber and Eide, did not meet in 2004. The executive committee exercises, in the intervals between meetings of the board, all the powers of the board in the management and affairs of the Company, except for matters expressly reserved by law for board action.
      The audit committee, whose members are currently Messrs. Beinstein, chairman, Eide and Podell and Ms. Sharpe, met 11 times in 2004. The committee is governed by a written charter. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes; appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report.” Each of the members of the audit committee is financially literate, as required of audit committee members by the New York Stock Exchange. The board of directors has determined that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.
      The compensation committee, whose members are currently Messrs. Eide, chairman, Beinstein and Podell, met two times in 2004. The committee is governed by a written charter. The compensation committee reviews, approves and administers management compensation and executive compensation plans. The compensation committee also administers the Company’s 1998 and 1999 Long-Term Incentive Plans. See “Compensation Committee Report on Executive Compensation.”
      The corporate governance and nominating committee, whose members are Ms. Sharpe, chair, and Messrs. Eide and Beinstein, met once in 2004. The committee is governed by a written charter. This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of shareholders, develops and recommends to the board the corporate governance guidelines applicable to the Company, and oversees the evaluation of the board and management. In recommending candidates for the board, the committee takes into consideration the following criteria established by the board in the Company’s corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.
The committee also considers such other factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board. The committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to the secretary of the Company. If the Company were to receive recommendations of candidates from the Company’s stockholders, the committee would consider such recommendations in the same manner as all other candidates.

Corporate Governance Materials
      The Company’s corporate governance guidelines, code of business conduct and ethics and the charters of the Company’s audit committee, compensation committee, and corporate governance and nominating committee are all available in the investor relations section of the Company’s website (www.vectorgroupltd.com).
Executive Compensation
      The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2004, the Company’s Chief Executive Officer and the other four most highly compensated executive officers (collectively, the “named executive officers”):
Summary Compensation Table(1)

								Long-Term
	Annual Compensation							Compensation

						Other		Securities	All
						Annual		Underlying	Other
Name and Principal Position	Year	Salary($)		Bonus($)		Compensation($)		Options(#)	Compensation($)

Bennett S. LeBow	2004	3,739,501	(2)	1,043,700	(3)	168,645	(4)	—	6,150	(8)
Chairman of the Board	2003	3,739,501	(2)	1,913,450	(3)	217,492	(4)	—	6,000	(8)
and Chief Executive	2002	3,739,501	(2)	1,043,700	(3)	66,975	(4)	—	305,970	(5)
Officer
Howard M. Lorber	2004	2,401,690	(6)	1,500,000	(6)	129,444	(4)	—	—
President and Chief	2003	2,325,777	(6)	1,500,000	(6)	190,718	(4)	—	—
Operating Officer	2002	2,257,082	(6)	2,000,000	(6)	149,905	(4)	—	—
Richard J. Lampen(7)	2004	750,000		100,000		—		—	6,150	(8)
Executive Vice President	2003	750,000		—		—		—	6,000	(8)
	2002	750,000		—		—		—	6,000	(8)
Marc N. Bell(9)	2004	375,000		50,000		—		—	6,150	(8)
Vice President, General	2003	375,000		—		—		—	6,000	(8)
Counsel and Secretary	2002	375,000		—		—		—	6,000	(8)
Ronald J. Bernstein	2004	750,000		250,000		—		—	6,150	(8)
President and Chief	2003	650,000		—		—		—	6,000	(8)
Executive Officer of	2002	650,000		—		—		—	6,000	(8)
Liggett Vector Brands and Liggett Group

(1)	Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.

(2)	Includes salary paid by New Valley of $2,000,000 per year.

(3)	Includes payments equal to 10% of Mr. LeBow’s base salary from the Company ($173,950 in each of 2004, 2003 and 2002) in lieu of certain other executive benefits and a special bonus of $863,500 in 2003, the proceeds of which were used by Mr. LeBow to repay to the Company its interest of $863,500 under his split-dollar insurance agreements.

(4)	Includes for Mr. LeBow $78,645 in 2004 and $127,492 in 2003 for personal use of corporate aircraft and an allowance paid by New Valley to an entity affiliated with him for lodging and related business expenses of $90,000, $90,000 and $59,503 for 2004, 2003 and 2002, respectively. Includes for Mr. Lorber $39,444 in 2004 and $41,281 in 2003 for personal use of corporate aircraft, an allowance paid by New Valley for lodging and related business expenses of $90,000 for 2004, 2003 and 2002 and an automobile allowance paid by New Valley of $59,437 for 2003 and $41,973 for 2002.

(5)	Represents $6,000 of 401(k) plan contributions and $299,970 of premiums paid in 2002 by the Company under collateral assignment split-dollar insurance agreements covering the life of Mr. LeBow entered into by the Company in 1998 and 1999. Effective August 2002, no further premiums were paid by the Company under the split-dollar insurance agreements. On December 31, 2003, Mr. LeBow repaid to the Company its interest of $863,500 in the split-dollar arrangements.

(6)	Includes salary of $1,882,341 and bonus of $1,500,000 paid by New Valley for 2004, salary of $1,822,587 and bonus of $1,500,000 paid by New Valley for 2003 and salary of $1,769,004 and bonus of $2,000,000 paid by New Valley for 2002.

(7)	The table reflects 100% of Mr. Lampen’s salary and bonus, all of which are paid by New Valley. Of Mr. Lampen’s salary from New Valley, $187,500 per year has been reimbursed to New Valley by the Company and $25,000 of his 2004 bonus was reimbursed to New Valley by the Company.

(8)	Represents 401(k) plan contributions.

(9)	The table reflects 100% of Mr. Bell’s salary, all of which are paid by the Company. Of Mr. Bell’s salary from the Company, $187,500 per year has been reimbursed to the Company by New Valley and $25,000 of his 2004 bonus was reimbursed to the Company by New Valley.
      The following table sets forth certain information concerning option exercises during 2004 by the named executive officers and the status of their options as of December 31, 2004.
Aggregated Option Exercises During Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
	Number of	Value	Unexercised Options		In-The-Money Options
	Shares	Realized	at December 31, 2004		at December 31, 2004*
	Acquired on	Upon
Name	Exercise	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Bennett S. LeBow	—	—	5,872,410	—	$39,604,439	—
Howard M. Lorber	670,045	$5,398,656	942,015	—	$3,013,536	—
Richard J. Lampen	125,937	$1,460,869	127,627	—	$557,730	—
Marc N. Bell	69,082	$798,951	63,813	—	$278,863	—
Ronald J. Bernstein	78,750	$387,060	421,197	108,528	$1,276,094	—

*	Calculated using the closing price of $16.47 per share on December 31, 2004 less the option exercise price.
Equity Compensation Plan Information
      The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2004.

			Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise	Weighted-average exercise	under equity compensation
	of outstanding options,	price of outstanding	plans (excluding securities
	warrants and rights	options, warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	8,811,681	$11.98	5,391,526
Equity compensation plans not approved by security holders(2)	38,283	$13.12	—
Total	8,849,964	$11.98	5,391,526

(1)	Includes options to purchase shares of the Company’s Common Stock under the following stockholder-approved plans: 1998 Long-Term Incentive Plan and 1999 Amended and Restated Long-Term Incentive Plan.

(2)	Represents options to purchase shares of the Company’s Common Stock granted in December 1999 to the Company’s three outside directors, which vested over three years.
Compensation of Directors
      Outside directors of the Company receive $7,000 per annum as compensation for serving as director, $2,500 ($5,000 for the chair) per annum for each committee membership, $1,000 per meeting for each board meeting attended, and $500 per meeting for each committee meeting attended. In addition, each outside director of VGR Holding receives $28,000 per annum as compensation for serving as director, $500 per meeting for each board meeting attended, and $500 for each committee meeting attended. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board of the Company and/or VGR Holding. The Company also makes available health and dental insurance coverage to its directors.
      In June 2004, the Company granted 10,500 restricted shares of Common Stock to each of the four outside directors of the Company. The stock grant will vest in three equal annual installments commencing on the first anniversary of the date of grant based on continued service as a director subject to earlier vesting upon death, disability or the occurrence of a change-of-control.
Employment Agreements
      Bennett S. LeBow is a party to an employment agreement with the Company dated February 21, 1992, as amended July 20, 1998. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 2005, Mr. LeBow’s annual base salary from the Company was $1,739,501. He was also paid an annual bonus for 2004 of $869,750 and an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites. Following termination of his employment without cause, he would continue to receive his then current base salary and bonus for 24 months. Following termination of his employment within two years of a change-of-control or in connection with similar events, he would receive a lump sum payment equal to 2.99 times his then current base salary and bonus.
      Mr. LeBow is a party to an employment agreement with New Valley dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before such anniversary date. As of January 1, 2005, Mr. LeBow’s annual base salary from New Valley was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times his then current base salary.
      Howard M. Lorber is a party to an employment agreement with the Company dated January 17, 2001. The agreement has an initial term of three years from January 17, 2001, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2005, Mr. Lorber’s annual base salary was $538,893. Mr. Lorber’s salary is subject to an annual cost of living adjustment. In addition, the Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. The Board may also award an annual bonus to Mr. Lorber in its sole discretion. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.
      Mr. Lorber is a party to an employment agreement with New Valley dated June 1, 1995, as amended effective as of January 1, 1996. The agreement has an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2005, Mr. Lorber’s annual base salary was $1,953,177. Mr. Lorber’s salary is subject to an annual cost of living adjustment. In addition, the New Valley board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. New Valley’s board of directors may also award an annual bonus to Mr. Lorber in its sole discretion. The New Valley board awarded Mr. Lorber a bonus of $1,500,000 for 2004. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.
      On January 10, 2005, New Valley awarded Mr. Lorber, the President and Chief Operating Officer of New Valley, who also serves in the same positions with the Company, a restricted stock grant of 1,250,000 shares of New Valley’s common shares pursuant to New Valley’s 2000 Long-Term Incentive Plan. Under the terms of the award, one-seventh of the shares vest on July 15, 2005, with an additional one-seventh vesting on each of the five succeeding one-year anniversaries of the first vesting date through July 15, 2010 and an additional one-seventh vesting on January 15, 2011. In the event his employment with New Valley is terminated for any reason other than his death, his disability or a change of control of New Valley or the Company, any remaining balance of the shares not previously vested will be forfeited by him. New Valley will record deferred compensation of $8,886,000 representing the fair market value of the restricted shares on the date of the grant. The deferred compensation will be amortized over the vesting period as a charge to compensation expense.
      Richard J. Lampen is a party to an employment agreement with New Valley dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period prior to the termination date. As of January 1, 2005, his annual base salary was $750,000. The New Valley board may increase but not decrease Mr. Lampen’s base salary from time to time in its sole discretion. New Valley’s board of directors may also award an annual bonus to Mr. Lampen in its sole discretion. The New Valley board awarded Mr. Lampen a bonus of $100,000 for 2004. Following termination of his employment without cause, Mr. Lampen would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.
      Marc N. Bell is a party to an employment agreement with the Company dated April 15, 1994. The agreement had an initial term of two years from April 15, 1994 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 60-day period prior to the termination date. As of January 1, 2005, his annual base salary was $375,000. The board may increase but not decrease Mr. Bell’s base salary from time to time in its sole discretion. The Company’s board of directors may also award an annual bonus to Mr. Bell in its sole discretion. The Company’s board awarded Mr. Bell a bonus of $50,000 for 2004. Following termination of his employment without cause, Mr. Bell would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.
      Ronald J. Bernstein, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett dated September 1, 2000. As of January 1, 2005, Mr. Bernstein’s annual salary was $750,000. Mr. Bernstein received a bonus of $250,000 for 2004 from Liggett. In case of termination, Mr. Bernstein is covered by Liggett’s executive termination policy which provides for 24 months of termination pay at the current salary of the executive, if a senior executive officer’s employment is terminated without cause.
Compensation Committee Interlocks and Insider Participation
      During 2004, Mr. Eide served as a member of the Company’s compensation committee. Mr. Eide is a stockholder, and serves as the Chairman and Chief Executive Officer, of Aegis Capital Corp., a registered broker-dealer, that has performed services for New Valley since before January 1, 2004. During 2004, Aegis received commissions and other income in the aggregate amount of approximately $46,000 from New Valley. Aegis has continued to provide services to New Valley in 2005.
Defined Benefit or Actuarial Plan Disclosure
      Liggett sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant’s normal retirement date, age 65, or, at the participant’s election, at his early retirement after he has attained age 55 and completed ten years of service. A participant’s annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant’s average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and (2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If an employee was hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The plan also provides benefits to disabled participants and to surviving spouses of participants who die before retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan was frozen.
      As of December 31, 2004, none of the named executive officers was eligible to receive any benefits under the retirement plan, except for Mr. Bernstein who is entitled to a monthly benefit of $372 at age 65.
      Under some circumstances, the amount of retirement benefits payable under the retirement plan to some employees may be limited by the federal tax laws. Any benefit lost due to such a limitation will be made up by Liggett through a non-qualified supplemental retirement benefit plan. Liggett has accrued, but not funded, amounts to pay benefits under this supplemental plan.
      Effective January 1, 2002, the Company adopted a Supplemental Executive Retirement Plan (“SERP”). The SERP is a defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees, including the named executive officers. The SERP is intended to be unfunded for tax purposes, and payments under the SERP will be made out of the general assets of the Company.
      Under the SERP, the projected annual benefit payable to a participant at his normal retirement date is a predetermined amount set by the Company’s board of directors ($2,524,163 for Mr. LeBow, $1,051,875 for Mr. Lorber, $250,000 for Mr. Lampen, $200,000 for Mr. Bell and $438,750 for Mr. Bernstein). Normal retirement date is defined as the January 1 following the attainment by the participant of the later of age 60 or the completion of eight years of participation following January 1, 2002 for the Company or a subsidiary. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a fractional portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. A participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of his projected retirement benefit. No participant whose employment is terminated upon his own volition, or for any reason other than death, disability or attainment of normal (or late) retirement, will be entitled to any benefits under the SERP.
      Benefits under the SERP are generally payable in the form of a joint and survivor annuity (in the case of a married participant) or a single life annuity (in the case of an unmarried participant), with either such form of distribution representing the actuarial equivalent of the benefits due the participant. A participant may also request that his benefits be paid in a lump sum, but the Company may approve or disapprove such request in its discretion.
Compensation Committee Report on Executive Compensation
      Compensation arrangements for the Company’s executive officers are usually negotiated on an individual basis between Mr. LeBow and each executive. The Company’s executive compensation philosophy is:

•	to base management’s pay, in part, on achievement of the Company’s goals;

•	to provide incentives to enhance stockholder value;

•	to provide competitive levels of compensation;

•	to recognize individual initiative and achievement; and

•	to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries.
      Compensation arrangements for the Company’s executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. Bonus arrangements of certain executive officers are fixed by contract and are not contingent. The Company, from time to time, considers the payment of discretionary bonuses to its executive officers. Bonuses are determined based, first, upon the level of achievement by the Company of its goals and, second, upon the level of personal achievement by such executive officers.
      The compensation package of Mr. LeBow was negotiated and approved by the independent members of the board of directors of the Company in February 1992. The compensation of Mr. LeBow is set forth in an employment agreement between Mr. LeBow and the Company. See “Employment Agreements”, above.
      The compensation package of Mr. Lorber was negotiated and approved by the board of directors of the Company in January 2001 when Mr. Lorber was elected President and Chief Operating Officer of the Company. At that time, Mr. Lorber’s base salary from the Company was established at the same level as the consulting payments he had previously received from the Company and Liggett, subject to an annual cost of living adjustment. See “Employment Agreements”, above.
      The compensation package of Mr. Bernstein, as President and Chief Executive Officer of Liggett, was negotiated and approved by the board of directors of Liggett in September 2000. See “Employment Agreements”, above.
      During 2003, the compensation committee adopted a corporate aircraft policy which permits personal use of corporate aircraft by Messrs. LeBow and Lorber subject to annual limits of $200,000 and $100,000, respectively. During 2004, the value of the personal usage is calculated using the applicable standard industry fare level formula established by the Internal Revenue Service, and Messrs. LeBow and Lorber pay income tax on such value.

      Under the terms of various stock option grants, common stock dividend equivalents (at the same rate as paid on the Common Stock) are paid currently with respect to the shares underlying the unexercised portion of the options. Named executive officers received payments for such dividend equivalent rights on options as follows: Mr. LeBow — $3,891,354 in 2004, $3,706,053 in 2003 and $3,529,575 in 2002; Mr. Lorber — $1,453,696 in 2004, $1,384,288 in 2003 and $2,900,359 in 2002; Mr. Lampen — $196,911 in 2004, $187,534 in 2003 and $178,605 in 2002; and Mr. Bell — $98,455 in 2004, $93,767 in 2003 and $89,302 in 2002.
      In 1993, Section 162(m) was added to the Internal Revenue Code of 1986. This section generally provides that no publicly held company may deduct compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

•	the compensation is payable solely on account of the attainment of performance goals;

•	the performance goals are determined by a compensation committee of two or more outside directors;

•	the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

•	the compensation committee certifies that the performance goals were met.
      This limitation is applicable to the cash compensation paid by the Company to Mr. LeBow and the other named executives officers in 2004.
      The foregoing information is provided by the compensation committee of the Company.

Robert J. Eide, Chairman
Henry C. Beinstein
Jeffrey S. Podell
Audit Committee Report
      The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
      Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, are responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with the Company’s management and its independent registered certified public accounting firm.
      The committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
      The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described under the caption “Audit Fees and Non-Audit Fees” is compatible with maintaining the independence of the independent auditors.
      Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

      This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Robert J. Eide
Jeffrey S. Podell
Jean E. Sharpe
Audit and Non-Audit Fees
      The audit committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers LLP, as well as the fees charged by PricewaterhouseCoopers LLP for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before PricewaterhouseCoopers LLP is engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by PricewaterhouseCoopers LLP in 2004 and 2003 were pre-approved by the audit committee.
      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, audit of internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters, consents and review of documents filed with the SEC were $1,731,000 for 2004 and $774,000 for 2003.
      Audit-Related Fees. No fees were billed by PricewaterhouseCoopers LLP for audit-related professional services in 2004 and 2003.
      Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for tax services were $34,000 in 2004 and $131,000 in 2003. The services were primarily for state tax advice.
      All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for other services were $1,500 in 2004 and $0 in 2003. The amounts in 2004 consisted of licensing of accounting research software.

Performance Graph
      The following graph compares the total annual return of the Company’s Common Stock, the S&P 500 Index, the S&P MidCap 400 Index and the AMEX Tobacco Index for the five years ended December 31, 2004. The graph assumes that $100 was invested on December 31, 1999 in the Common Stock and each of the indices, and that all cash dividends and distributions were reinvested. Information for the Company’s Common Stock includes the value of the December 20, 2001 distribution to the Company’s stockholders of shares of Ladenburg Thalmann Financial Services common stock and assumes such stock was held by the stockholders until December 31, 2004.

	12/99	12/00	12/01	12/02	12/03	12/04

Vector Group Ltd.	100	121	281	115	189	218
S&P 500	100	91	81	63	80	89
S&P MidCap	100	117	117	100	135	157
AMEX Tobacco	100	173	232	220	292	376

Certain Relationships and Related Transactions
      In 1995, the Company and New Valley entered into an expense sharing agreement pursuant to which lease, legal, support and administrative expenses are allocated to the entity incurring the expense. The Company was reimbursed net amounts of approximately $560,000 in 2004 under this agreement. The arrangement with New Valley has continued in 2005.
      In connection with the Company’s convertible note offering in November 2004, the purchasers of the notes required Bennett S. LeBow, the principal stockholder and Chairman of the Company, to enter into an agreement granting the placement agent for the offering the right, in its sole discretion, to borrow up to 3,472,875 shares of Common Stock from the principal stockholder or an entity affiliated with him during a 30-month period, subject to extension under various conditions, and that he agree not to dispose of such shares during this period, subject to limited exceptions. In consideration for the principal stockholder agreeing to lend his shares in order to facilitate the Company’s offering and accepting the resulting liquidity risk, the Company agreed to pay him or an affiliate designated by him an annual fee, payable on a quarterly basis in cash or, by mutual agreement of the Company and the principal stockholder, shares of Common Stock, equal to 1% of the aggregate market value of 3,472,875 shares of Common Stock. In addition, the Company agreed to hold the principal stockholder harmless on an after-tax basis against any increase, if any, in the income tax rate applicable to dividends paid on the shares as a result of the share loan agreement. The principal stockholder has the right to assign to Howard M. Lorber, the President and a director of the Company, some or all of his obligation to lend the shares under such agreement. In 2004, the Company paid an entity affiliated with the principal stockholder an aggregate of $69,000 under this agreement.
      In connection with the Company’s convertible note offering in 2001, a similar agreement with the principal stockholder of the Company had been in place for the three-year period ended June 29, 2004. In 2004, the Company paid an entity affiliated with the principal stockholder an aggregate of $291,000 under the agreement.
      In connection with the Company’s convertible note offering in March 2005, the Company entered into a similar arrangement through May 2007 with Mr. Lorber, as one of the Company’s principal stockholders, with respect to 300,000 shares of Common Stock.
      As of the record date, High River Limited Partnership, an investment entity owned by Carl C. Icahn, was the beneficial owner of 21.7% of the Common Stock. High River owns $20,000,000 of the Company’s 6.25% convertible notes due 2008, convertible into 832,293 shares of Common Stock on the record date. High River received interest payments on the notes of $1,250,000 during 2004.
      Various executive officers and directors of the Company and New Valley serve as members of the Board of Directors of Ladenburg Thalmann Financial Services Inc., which is indebted to New Valley. For additional information concerning these borrowings, see note 19 to the Company’s consolidated financial statements in the accompanying 2004 annual report to stockholders, which note should be deemed part of this proxy statement.
      Mr. Lorber was Chairman of Hallman & Lorber in 2004 and, since January 2005, has been a consultant to such company. During 2004, Mr. Lorber and Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $587,000 on various insurance policies issued for the Company and its subsidiaries and investees. Mr. Lorber and Hallman & Lorber and its affiliates have continued to provide services to the Company in 2005.
      See also “Compensation Committee Interlocks and Insider Participation.”
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers LLP has been the independent registered certified public accounting firm for the Company since December 1986 and will serve in that capacity for the 2005 fiscal year unless the audit committee deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.
MISCELLANEOUS
Annual Report
      The Company has mailed, with this proxy statement, a copy of the annual report to each stockholder as of the record date. If a stockholder requires an additional copy of the annual report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s secretary at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires directors and executive officers of the Company, as well as persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2004, all reporting persons have timely complied with all filing requirements applicable to them.
Stockholder Communications
      Any stockholder wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s secretary at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. The secretary will forward these communications directly to the director(s) in question. The independent directors of the Board review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.
      Although the Company does not have a policy with regard to Board members’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. One of the Company’s directors was in attendance at the Company’s 2004 annual meeting.
Stockholder Proposals for the 2006 Annual Meeting
      Proposals of stockholders intended to be presented at the 2006 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before December 23, 2005 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March 11, 2006.
Other Matters
      All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividends paid to the stockholders of the Company on September 30, 1999, September 28, 2000, September 28, 2001, September 27, 2002, September 29, 2003 and September 29, 2004.
      The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for customary and reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock.
      The board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

Bennett S. LeBow
Chairman of the Board of Directors
Dated: April 22, 2005

VECTOR GROUP LTD.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2005 ANNUAL MEETING OF
STOCKHOLDERS OF VECTOR GROUP LTD.

     The undersigned stockholder of Vector Group Ltd. (the “Company”) hereby constitutes and appoints each of Marc N. Bell and Joselynn D. Van Siclen attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2005 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, May 23, 2005 at 1:00 p.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

The Board of Directors recommends a vote FOR all nominees in Item 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.     Election of Directors:

FOR ALL NOMINEES	☐
WITHHOLD AUTHORITY FOR ALL NOMINEES	☐
FOR ALL EXCEPT (See instructions below)	☐

     Nominees:      Bennett S. LeBow, Howard M. Lorber, Ronald J. Bernstein, Henry C. Beinstein, Robert J. Eide, Jeffrey S. Podell and Jean E. Sharpe

     INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

     The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.